[GRAPHIC OMITTED] IMPAX
                  LABORATORIES, INC.





COMPANY CONTACTS:                     INVESTOR RELATIONS CONTACTS:
IMPAX Laboratories, Inc.              Lippert/Heilshorn & Associates, Inc.
------------------------              ------------------------------------
Barry R. Edwards, CEO                 Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 933-0323 Ext. 4360              (212) 838-3777
Larry Hsu, Ph.D., President           Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111              (310) 691-7100
Cornel C. Spiegler, CFO               www.lhai.com
(215) 289-2220 Ext. 1706              ------------
www.impaxlabs.com
-----------------



              IMPAX ANNOUNCES SECOND CONSECUTIVE PROFITABLE QUARTER
                 RECEIVES THREE FDA APPROVALS IN SECOND QUARTER

HAYWARD, CALIF (AUGUST 4, 2004) - IMPAX LABORATORIES, INC. (NASDAQ NM: IPXL) today reported financial results for the three and six months ended June 30, 2004.

Total revenues for the second quarter of 2004 were $30.8 million, more than double total revenues of $14.1 million in the prior year's second quarter, and down sequentially from total revenues of $38.9 million in the first quarter of 2004. The year-over-year increase was primarily due to shipments of our generic versions of Wellbutrin(R) SR (Bupropion Hydrochloride) 100 mg and 150 mg Controlled Release Tablets, and Declomycin(R) (Demeclocycline Hydrochloride) 150 mg and 300 mg Tablets, which commenced during the first quarter of 2004; Zyban(R) (Bupropion Hydrochloride) and Sinemet(R) CR (Carbidopa/Levodopa) Extended Release Tablets, which commenced during the second quarter of 2004; and higher over-the-counter (OTC) product revenues. The sequential quarter decline was due to timing of product shipments and pipeline filling, particularly as related to the launch of Bupropion Hydrochloride in the first quarter. During the 2004 second quarter, IMPAX's revenues from sales of Bupropion Hydrochloride products, through our strategic alliance agreements with Teva and Andrx, were approximately $8.1 million, compared with $23.9 million in the first quarter. In addition, in the first quarter the Company recognized revenue of $2.5 million from Teva related to the refundable deposit under its strategic alliance agreement.

Net income for the 2004 second quarter was $572,000, or $0.01 per fully diluted share, compared with a net loss of $2,284,000, or $(0.05) per share, in the prior year's second quarter, and net income of $9,048,000, or $0.15 per fully diluted share, in the first quarter of 2004.

Gross margin for the 2004 second quarter was $12.3 million, or approximately 39.9% of total revenues, compared with gross margin of $4.7 million, or approximately 33.7% of total revenues, in the prior year's second quarter and down sequentially from $20.3 million, or approximately 52.3%, of total revenues in the first quarter of 2004. The year-over-year increase in the gross margin percentage was primarily due to the introduction of new products since last year with higher margins, such as Bupropion Hydrochloride, Demeclocycline Hydrochloride, Flavoxate, and Carbidopa/Levodopa. The decrease in the gross margin percentage from the first quarter of 2004 was primarily due to changes in product mix: higher OTC product revenues with lower margins and lower Bupropion

Hydrochloride sales with higher margins in the second quarter, and the $2.5 million first quarter revenue from Teva related to the refundable deposit. Research and development expense for the 2004 second quarter of $7.6 million was approximately $3.3 million higher than the 2003 second quarter, and approximately $1.1 million higher than the 2004 first quarter, primarily due to higher professional fees related to patents and patent litigation costs, higher personnel costs, biostudies, clinical studies, and new product introduction costs.

For the six months ended June 30, 2004, the Company reported total revenues of $69.7 million compared with total revenues of $25.5 million in the comparable period of the previous year. Net income for the first half of 2004 was $9.6 million, or $0.16 per fully diluted share, compared with a net loss of $5.5 million, or $(0.11) per share, for the first half of 2003.

Unrestricted cash, cash equivalents and short-term investments were $98.6 million at June 30, 2004, compared to $15.5 million at December 31, 2003. The increase in cash balance was primarily due to a private placement of $95 million aggregate principal amount of 1.250% convertible senior subordinated debentures that closed during the second quarter of 2004 and continuing profitable operations.

"We continued our transformation to profitability with our second consecutive profitable quarter," said Barry R. Edwards, Chief Executive Officer of IMPAX. "Although our profit was more modest this quarter than during the first quarter, owing to shipment timing, lower gross margins primarily due to changes in product mix, and research and development expense, we continue to see the benefits of past research efforts as highlighted by final FDA approval for our generic versions of Sinemet CR, Zyban and Proamatine received during the quarter."

"Our new distribution agreement with Leiner Health Products for Loratadine products, subsequent to the quarter's end, increases our commercial outlets for OTC products," Mr. Edwards continued. IMPAX currently has 13 applications pending at the FDA, including five tentatively approved, which address approximately $4.9 billion in U.S. product sales for the 12 months ended June 30, 2004, based on NDCHealth data. Ten of these filings were made under Paragraph IV of the Hatch-Waxman Amendments.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.
                                                              -----------------

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause IMPAX's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, IMPAX's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, IMPAX's ability to successfully develop and commercialize pharmaceutical products, IMPAX's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in IMPAX's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and IMPAX undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

                               (Tables to follow)

                                            IMPAX LABORATORIES, INC.
                                            STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                    THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                        JUNE 30,                            JUNE 30,
                                             -----------------------------       -----------------------------
                                                 2004             2003              2004               2003
                                             -----------       -----------       -----------       -----------
Net sales                                    $    30,304       $    13,460       $    66,126            24,526

Revenue from reversal of
     refundable deposit from Teva                     --                --             2,500                --

Other revenues                                       541               607             1,072               966
                                             -----------       -----------       -----------       -----------
Total revenues                                    30,845            14,067            69,698            25,492
                                             -----------       -----------       -----------       -----------

Cost of sales                                     18,537             9,321            37,087            17,468
                                             -----------       -----------       -----------       -----------

Gross margin                                      12,308             4,746            32,611             8,024

Research and development                           7,667             4,347            14,171             8,102

Less:  Teva payments                                 (78)              (22)              (89)             (154)
                                             -----------       -----------       -----------       -----------

Research and development, net                      7,589             4,325            14,082             7,948

Selling expenses                                     711               438             1,437             1,006

General and administrative expenses                3,117             2,083             6,468             4,205

Other operating income (expense), net                  4                10                11                21
                                             -----------       -----------       -----------       -----------

Income (loss) from operations                        895            (2,090)           10,635            (5,114)

Interest income                                      271                70               327               112

Interest expense                                    (564)             (264)             (836)             (495)
                                             -----------       -----------       -----------       -----------

Income (loss) before income taxes            $       602          $ (2,284)      $    10,126       $    (5,497)
                                             ===========       ===========       ===========       ===========

Provision for income taxes                            30                --               506                 -
                                             -----------       -----------       -----------       -----------

Net income (loss)                                    572            (2,284)            9,620            (5,497)
                                             ===========       ===========       ===========       ===========

Net income (loss) per share
     Basic                                   $      0.01       $     (0.05)      $      0.17       $     (0.11)
                                             ===========       ===========       ===========       ===========
     Diluted                                 $      0.01       $     (0.05)      $      0.16       $     (0.11)
                                             ===========       ===========       ===========       ===========


Weighted average common shares outstanding
     Basic                                    58,152,703        50,608,445        57,543,768        49,250,049
                                             ===========       ===========       ===========       ===========
     Diluted                                  62,417,454        50,608,445        61,808,519        49,250,049
                                             ===========       ===========       ===========       ===========

                              IMPAX LABORATORIES, INC.
                              CONDENSED BALANCE SHEETS
                                   (IN THOUSANDS)


                                                            JUNE 30,     DECEMBER 31,
                                                              2004           2003
                                                          (UNAUDITED)    (UNAUDITED)
                                                          -----------    -----------
ASSETS

Cash, cash equivalents and short-term investments           $ 98,556       $ 15,505

Restricted cash (a)                                                0         10,000

Accounts receivable, net                                      23,340          9,885

Inventory                                                     37,102         28,479

Property, plant and equipment, net                            42,511         38,132

Goodwill and intangibles, net                                 27,761         27,953

Other assets                                                   6,536          2,752
                                                            --------       --------
Total assets                                                $235,806       $132,706
                                                            --------       --------


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                         $ 40,946       $ 42,365

Long-term debt, net of current portion                         7,507          8,854

Refundable deposit from Teva                                       0          5,000

Convertible debentures                                        95,000              0

Deferred revenues and other liabilities                        2,768          2,879

Mandatorily redeemable convertible preferred stock                 0          7,500

Stockholders' equity                                          89,585         66,108
                                                            --------       --------

Total liabilities and stockholders' equity                  $235,806       $132,706
                                                            --------       --------


(a) Represents cash held as collateral for the $25 million revolving credit facility and term loan with Wachovia Bank N.A. The restriction was removed by Wachovia Bank N.A. in the 2004 second quarter.

                                        # # #